Exhibit 4.42

No.: 2021 L.D.L.D.

Working Capital Loan Contract

[Unofficial English Translation]

Bank of Communications Co., Ltd.

Ref:

Working Capital Loan Contract

Important Tips The Borrower shall read the full text of the Contract carefully, especially the clauses marked with ▲▲. In case of any doubt, please ask the Lender for clarification in time.

In view of the Borrower’s application to the Lender for working capital loan amount, to clarify the rights and obligations of both Parties, the Borrower and the Lender have reached an agreement through consultation and hereby conclude this Contract.

Article 1 Definitions

“Credit” refers to the maximum amount of the loan balance (under the revolving credit) or the total loan amount (under the one-time credit) that the Lender may issue to the Borrower according to the Contract, which can be a revolving credit or a one-time credit (only used once or can be used multiple times) according to the Contract.

“Revolving Credit” means that the Borrower can apply for using the credit for many times to obtain loans according to the Agreement in the Contract, but the loan balance cannot exceed the agreed credit.

“One-time Credit” means that the Borrower can apply for one-time or multiple use credits to obtain loans according to the Agreement in the Contract, but the total amount of loans drawn up cannot exceed the agreed credit.

“Loan Balance” means that the sum of the outstanding loan principal amount obtained by the Borrower under the Contract.

“Credit Balance” means that the amount after the credit is deducted from the loan balance (under the revolving credit) or the total loan amount (under the one-time credit).

“Credit Period” refers to the period within which the Lender grants loans to the Borrower according to the Borrower’s application and the Agreement in the Contract, which belongs to the loan occurrence period rather than the loan term.

“Loan Term” refers to the term of each loan determined by both parties in the corresponding Line of Credit Application of Bank of Communications (hereinafter referred to as “ Credit Use Application”).

“Loan Prime Rate (LPR)” refers to the Loan Prime Rate issued by the National Interbank Funding Center on the 20th day of each month (postponed in case of holidays).

“Bank Day” and “Working Day” refer to the opening business days of the bank where the Lender is located, excluding legal holidays and rest days (except those operated due to holiday adjustment). Where the obligation performance dates such as lending date, repayment date, interest payment date and maturity date meet non-banking days, they shall be postponed to the following banking days accordingly.

Related parties, related party transactions, individual major investors and other words have the same meaning as the same words in Accounting Standards for Enterprises No. 36 - Disclosure of Related Parties issued by the Ministry of Finance (C.K. [2006] No. 3) and subsequent revisions of the Standard.

Article 2 Use of Credit

2.1 When the Borrower needs to use the credit, it shall apply to the Lender at least 5 banking days in advance. When applying, complete the Credit Use Application, which can only be used after being approved by the Lender.

▲▲ 2.2 Each use of the credit is subject to meeting all the following conditions:

(1) The loan balance (under the revolving credit) or the total loan amount (under the one-time credit) does not exceed the credit;

(2) The loan amount applied for shall not exceed the credit balance;

(3) The application date and loan date are within the credit period;

(4) The loan term and the maturity date of the loan conform to the Agreement of the Contract;

(5) The Security Contract (if any) under the Contract has come into effect and continues to be valid. If the Security Contract is a Mortgage Contract and/or a Pledge Contract, the real right for security has been established and continues to be valid;

(6) When the Borrower has completed the loan application, the government license, approval, registration and other procedures that the Borrower must go through according to law and the Lender requires, and such license, approval or registration is continuously valid;

(7) After the contract comes into effect, the Borrower’s operating status and financial status have not changed significantly;

(8) The Borrower’s application meets the requirements of the relevant rules and regulations of the Lender;

(9) The Borrower does not have any acts that violate the Contract;

(10) The payment method of the loan conforms to the Agreement of the Contract. Where the Lender is entrusted to pay, the Lender agrees to pay;

(11) Where a foreign currency loan is drawn, the Borrower has provided proof that the loan complies with relevant foreign exchange control policies, including but not limited to valid foreign exchange use certificates or registration documents;

(12) The Borrower has designated a special fund withdrawal account according to the requirements of the Lender and signed an Account Management Agreement.

▲▲ 2.3 Where the Lender agrees to issue the loan, the final lending information shall be subject to the contents in the bank printing column of the Credit Use Application. The Credit Use Application is also used as a Loan Certificate.

▲▲ 2.4 Where the currency of Credit Use Application is inconsistent with the credit currency, it shall be converted according to the exchange rate published by Bank of Communications at the beginning of each day for the purpose of determining the credit balance. In case of no directly applicable exchange rate, it shall be converted according to the exchange rate determined by Bank of Communications in a reasonable way.

▲▲ 2.5 After the Borrower becomes the shareholder of the Guarantor or the “Actual Controller” as defined in the Company Law, the Lender has the right to suspend or cancel the unused loan amount of the Borrower before the Guarantor provides the resolution of its Shareholders’ Meeting accepted by the Lender on agreeing to provide guarantee for the Borrower.

Article 3 Interest Rate and Payment of Interest

3.1 Basic rules for determining interest rate

3.1.1 The loan interest rate under the Contract is based on the Loan Prime Rate (LPR), and is calculated according to the Loan Prime Rate (LPR) plus (minus) points (1 basis point is 0.01%, and 1 percentage point is 100 basis points). The interest rate is agreed by both parties in the Credit Use Application after negotiation every time the credit is used.

Where both parties agree to apply a fixed interest rate in the Credit Use Application, where the specific value is recorded in the field of fixed interest rate value, the specific interest rate of each loan shall be subject to the recorded value in the fixed interest rate value column in the Credit Use Application, which shall be determined according to the plus (minus) point value agreed in the Credit Use Application on the basis of the specific value of the Loan Prime Rate (LPR) applicable to the applicable date of the pricing benchmark agreed in the Credit Use Application (hereinafter referred to as “LPR value”). Where the specific value is not recorded in the column of fixed interest rate value, the specific interest rate of each loan shall be determined according to the plus (minus) point value agreed in the Credit Use Application on the basis of the LPR value applicable to the applicable date of pricing benchmark agreed in the Credit Use Application.

Where both parties agree to apply floating interest rate in the Credit Use Application, the specific interest rate of each loan is determined on the basis of the LPR value applicable to the applicable date of the pricing benchmark agreed in the Credit Use Application, and according to the plus (minus) point value, interest rate floating rules, interest rate floating cycle, interest rate floating cycle unit and the start date for floating of a specific date (if necessary) agreed in the Credit Use Application.

3.1.2 Where the currency is RMB, the daily interest rate = monthly interest rate/30, and the monthly interest rate = annual interest rate/12; if the currency is Hong Kong dollar, British pound and Australian dollar, the daily interest rate = annual interest rate/365; if the currencies are USD, Euro, JPY and other foreign currencies accepted by the Lender, the daily interest rate = annual interest rate/360.

▲▲ 3.2 Interest rate on loan

The loan interest rate at the time of lending each loan is determined on the basis of the LPR value applicable to the “applicable date of pricing benchmark” agreed in the corresponding Credit Use Application, and according to the plus (minus) point value agreed in the Credit Use Application. The “applicable date of pricing benchmark” is the T-day, and the applicable LPR value on the T-day is the latest published Loan Prime Rate (LPR) value before the T-day.

3.3 Adjustment of interest rate

3.3.1 Where the fixed interest rate is recorded in the Credit Use Application, the recorded interest rate shall be implemented during the loan term.

▲▲3.3.2 Where the floating interest rate is recorded in the Credit Use Application, the loan interest rate adjustment date shall be determined according to the interest rate floating rules, interest rate floating cycle, interest rate floating cycle unit and start date for floating of specific date (if necessary) agreed in the Credit Use Application, and the adjusted interest rate shall apply from the loan interest rate adjustment date.

3.3.2.1 Where the Loan Prime Rate (LPR) is adjusted during the loan period, the adjustment period of the loan interest rate shall be calculated from the “ loan receipt date” or “start date for floating of specific date” selected in the “Interest Rate Floating Rules”, and the loan interest rate adjustment period shall be calculated from the “loan receipt date” or “start date for floating of specific date” Fill in the number of interest rate floating cycles in the blank column of interest rate floating cycle, and the unit of interest rate floating cycle can be selected by day or month. Where the number of interest rate floating cycles is filled with “1” and the floating cycle unit is selected as “by day”, the Loan Prime Rate (LPR) adjustment date shall be taken as the loan interest rate adjustment date; if the number of interest rate floating cycles is filled with “3” and the floating cycle unit is selected as “by day”, the loan interest rate adjustment date will be the day of every 3 days from the “loan receipt date” or “start date for floating of specific date”. If the number of interest rate floating cycles is filled with “1” and the floating cycle unit is selected as “by month”, the loan interest rate adjustment date will be the day of every full month from “loan receipt date” or “start date for floating of specific date”; if “3” is filled in for the number of interest rate floating cycles and “by month” is selected for the floating cycle unit, the loan interest rate adjustment date will be the day of every three months from “loan receipt date” or “start date for floating of specific date”.

3.3.2.2 The loan interest rate on the loan interest rate adjustment date is determined on the basis of the applicable LPR value on the loan interest rate adjustment date, and the value of the interest rate plus (minus) point remains unchanged (except for the adjustment of the plus (minus) point value by both parties through consultation). The “Loan Interest Rate Adjustment Date” is the T-day, and the applicable LPR value on the T-day is the latest published Loan Prime Rate (LPR) value before the T-day.

▲▲3.3.3 Where the Loan Prime Rate (LPR) is cancelled according to the regulatory requirements or the corresponding issuing institution stops issuing according to the regulatory requirements, both parties will negotiate and adjust the loan interest rate separately, but the adjusted interest rate is not lower than the applicable interest rate at that time. If both parties have not reached an agreement on the adjusted interest rate more than one month after the Loan Prime Rate (LPR) is cancelled or stopped from being issued, the Lender has the right to announce the early maturity of the loan.

▲ 3.3.4 Both parties may adjust the value of the plus (minus) points of the corresponding loan interest rate after consensus on each loan interest rate adjustment date.

3.4 Where the loan currency is RMB, the penalty interest rate of overdue loans shall be increased by 50% according to the interest rate agreed in the Contract, and the penalty interest rate of misappropriated loans shall be increased by 100% according to the interest rate agreed in the Contract. Where the floating rate loan is subject to the adjustment of Loan Prime Rate (LPR), the Lender has the right to adjust the penalty interest rate applicable to each loan accordingly, and the new penalty interest rate shall be applied from the adjustment date of the loan interest rate agreed in the corresponding Credit Use Application.

3.5 Calculation of interest

3.5.1 Normal interest = interest rate agreed in the Contract x loan amount x days occupied.

Days occupied are calculated from the lending date (inclusive) to the maturity date (exclusive), and postponed when the maturity date is non-working days. The postponed period is included in the days occupied, and interest is still calculated according to the Agreement in the Contract.

3.5.2 The penalty interest of overdue loans and misappropriated loans shall be calculated according to the amount and actual days of overdue or misappropriated loans (from the date of overdue or misappropriated (inclusive) to the date of repayment of principal and interest (exclusive)).

3.5.3 In case of more decimal places after the calculated interest/penalty interest, the Lender will keep two decimal places according to the rounding method.

▲▲ 3.6 Where the Borrower repays the loan in advance or the Lender recovers the loan in advance according to the Agreement in the Contract, the corresponding interest rate grade will not be adjusted, and the interest rate agreed in the Contract will still be implemented.

3.7 Where the loan currency is foreign currency, the determination and adjustment of interest rate, and the penalty interest rate of overdue and misappropriated loans shall be subject to the Agreement in Article 17 of the Contract.

Article 4 Loans Payment

4.1 Where the lending account designated by the Borrower is a special loan issuing account opened at the Lender, the loan issuance and payment shall be handled through the account. The account is only used for the issuance and external payment of loan funds, and only sells the vouchers of the Settlement Business Application. It cannot handle cheques, bills of exchange, bank acceptance bills and other businesses and cannot be used for other settlement. When the Borrower pays for the transfer of loan funds independently, it must be handled at the counter of the account opening outlet. The deposit interest of the account is included in the Borrower’s repayment account.

4.2 When the Borrower withdraws the loan according to the Agreement in the Contract, the payment method (authorized payment by the Lender or independent payment by the Borrower) shall be specified, and only one payment method can be applied for each withdrawal.

4.3 Authorized payment by the Lender means that the Lender directly pays the loan funds to the Borrower’s counterparty for the purpose agreed in the Contract through the Borrower’s account after issuing the loan according to the Borrower’s authorized payment order.

Where the amount of a single payment exceeds the independent payment limit or meets one of the conditions agreed in Article 19.3, the loan authorized payment method shall be applied.

Where the Lender is authorized to pay, the Borrower shall submit to the Lender a Credit Use Application, the corresponding authorized payment order and other materials required by the Lender (including but not limited to business contracts, invoices, receipt documents and other transaction materials), specifying the amount of the loan drawn and the object and amount of payment, and the amount of the loan drawn shall be equal to the total amount to be paid.

▲▲Where the payment proposed by the Borrower does not conform to the Contract or the corresponding commercial contract or has other defects, the Lender has the right to refuse to pay and return the authorized payment order submitted by the Borrower.

▲▲ Where the Lender agrees to pay, if the information provided by the Borrower is incorrect and cannot be paid to the outside world or a refund of payment occurs, the Borrower shall resubmit relevant documents and materials containing correct information within the time limit specified by the Lender, and if the payment is delayed or unsuccessful, the Lender shall not be liable.

4.4 Independent payment by the Borrower means that, after the Lender directly remits the loan funds to the Borrower’s account based on the agreement in the Contract, the Borrower will independently pay the Borrower’s counterparty that meets the purpose agreed in the Contract.

Where the Borrower pays independently, the Borrower shall submit to the Lender a Credit Use Application, instructions for the use of funds and other materials required by the Lender. The Borrower shall summarize and report the payment of loan funds to the Lender on time. The Lender has the right to check whether the loan payment meets the agreed purpose through account analysis, voucher inspection and on-site investigation, and the Borrower must cooperate with the Lender’s verification.

Article 5 Loans Repayment

5.1 The Borrower shall repay the loan according to the repayment date and amount recorded in the corresponding Credit Use Application.

▲▲ 5.2 Without the written consent of the Lender, the Borrower cannot repay the Loan in advance.

▲▲ 5.3 The repayment arrangements of principal and interest agreed by the Borrower and the Lender in the Credit Use Application are the true intentions reached by both parties on a voluntary basis after negotiation. Under the repayment arrangement chosen by both parties, whether the principal is repaid before the interest does not affect the Borrower’s repayment responsibility for the interest payable, and the Borrower shall not raise a defense against the repayment of the interest payable. Under any repayment arrangement, the Borrower shall be liable for repayment of all principal and interest payable.

▲▲ 5.4 When the Borrower’s repayment (including the Borrower’s voluntary repayment and the Lender’s deduction of the proceeds as agreed in the Contract) cannot fully pay off all the Borrower’s debts:

(1) It should be used to pay off the unpaid expenses due first. Where the principal and interest are overdue for less than 90 days, the balance after offsetting the expenses shall be used to offset the unpaid interest or penalty interest and compound interest due, and then used to offset the unpaid principal due. Where the principal or interest is overdue for more than 90 days, the balance after offsetting the expenses shall be used to offset the principal due and unpaid, and then used to offset the interest due and unpaid, penalty interest and compound interest;

(2) Where the Borrower has multiple debts (including the debts of the Borrower to the Lender under other Contracts), the Lender has the right to decide the repayment and offset sequence of the Borrower’s debts, as long as the offset sequence does not violate the mandatory provisions of applicable laws, regulations, rules and regulations and relevant regulatory requirements of the Lender. The Lender shall notify the Borrower of the result of debt repayment. Unless otherwise agreed by both parties on the matters in this paragraph.

Article 6 Statement and Guarantee of the Borrower

6.1 The Borrower is legally established and exists, has all necessary rights and abilities, and can perform the obligations of the Contract and bear civil liabilities in its own name.

6.2 The signing and performance of the Contract is the true expression of the Borrower’s intention, and has been subject to all necessary consents, approvals and authorizations, without any legal defects.

6.3 The Borrower’s production and operation are legal and compliant. It has the ability of going concern, has legal repayment sources, does not involve major environmental and social risks and has no major bad credit records. The Borrower’s senior management personnel have no bad records.

6.4 All documents, statements, materials and information provided by the Borrower to the Lender during the signing and performance of the Contract are true, accurate, complete and valid. It has not concealed from the Lender any information that may affect its financial position and repayment ability, and the financial position of the Borrower has not changed significantly since the reporting date of the latest financial statements.

▲▲ 6.5 Neither the Borrower nor its related parties belong to the enterprises or individuals in the sanctions list of the United Nations, the European Union or the United States and the list of risks related to terrorism and anti-money laundering issued by the Chinese Government Departments or Competent Authorities. It is not located in countries and regions sanctioned by the United Nations, the European Union or the United States.

▲▲ 6.6 The Borrower guarantees to abide by the national anti-money laundering laws, regulations and relevant policies, do not engage in assisting others in money laundering, terrorist financing, tax evasion, evasion of bank debts, cash withdrawal, telecom fraud, illegal fund-raising and other illegal activities, actively cooperate with the Lender to carry out various anti-money laundering work such as customer identification, transaction record keeping, due diligence on customer identity and transaction background, large-value and suspicious transaction reports, and provide relevant certification materials as required by the Lender.

Article 7 Rights and Obligations of the Lender

7.1 The Lender has the right to recover the principal and interest of the loan (including compound interest, penalty interest of overdue and misappropriated loans), collect the fees payable by the Borrower, and have the right to recover the loan in advance at its own discretion according to the withdrawal of funds from the Borrower, and exercise other rights stipulated by law or agreed in the Contract.

▲▲ 7.2 During the performance of the Contract, the Lender will only conduct formal examination on the information provided by the Borrower. Where the Lender fails to complete the authorized payment in time due to the untrue, inaccurate or incomplete materials provided by the Borrower or the Borrower’s violation of the Contract, the Lender shall not be liable.

▲▲ 7.3 The Lender shall issue the loan and make payment according to the Agreement in the Contract. Where the Lender fails to issue the loan or handle the payment on time due to any of the following reasons, the Lender shall not bear the responsibility, but shall notify the Borrower in time: the loan account designated by the Borrower is frozen, the payment object account is frozen, force majeure, communication or network failure and the Lender system failure. Unless otherwise agreed in the Contract.

Article 8 Obligations of the Borrower

8.1 The Borrower shall repay the loan principal and pay interest under the Contract according to the time, amount, currency and interest rate recorded in the Contract and the corresponding Credit Use Application.

The fund withdrawal account designated by the Borrower is used to collect the corresponding sales income or planned repayment funds. Where the corresponding sales income is settled in a non-cash way, the Borrower shall ensure that it is transferred to the fund withdrawal account in time after receiving the money. The Borrower shall provide the inflow and outflow of funds in the fund withdrawal account according to the requirements of the Lender.

8.2 The Borrower shall use the loan according to the purpose agreed in the Contract and the purpose determined in the corresponding Credit Use Application, and shall not use the loan for other purposes, and shall not use the loan for fixed assets investment, equity investment and fields and purposes prohibited by the State from production and operation.

The Borrower shall disburse the loan funds in the agreed way, and shall not evade the authorized payment of the Lender by breaking up the whole into parts. Where the Borrower pays independently, the Borrower shall use the loan within a reasonable time according to the requirements of the Lender’s regulatory authority, and the payment of loan funds shall conform to the Agreement in the Contract.

▲▲ 8.3 The Borrower shall bear the settlement fees (if any) for the payment of loan funds (including authorized payment by the Lender and independent payment by the Lender), and the specific fees shall be implemented in accordance with laws, regulations, rules, regulatory requirements and the Service Charge List of Bank of Communications published by the Lender in effect at that time.

The lending account is a special loan release account. When the loan funds are paid (including authorized payment by the Lender and independent payment by the Borrower), if the receiving account does not belong to the account opened in Bank of Communications, the payment of funds may be handled through the payment system of the People’s Bank of China or the exchange system in the same city.

Where the lending account is not a special loan release account, when the loan funds are paid (including entrusted payment by the Lender and independent payment by the Borrower), if the collection account is an account of other banks in different places, the payment of funds shall be handled through the payment system of the People’s Bank of China.

▲▲ 8.4 The Borrower shall cooperate with the Lender in loan payment management, supervision and inspection of loan use and Borrower’s operation, provide financial statements, records and materials on the use of loan funds, related party and related party transaction information, environmental and social risk reports, other materials and information required by the Lender for post-loan risk management in time and ensure the truthfulness, completeness and accuracy of the documents, materials and information provided.

▲▲ 8.5 In case of any of the following matters, the Borrower shall notify the Lender in writing at least 30 days in advance, and shall not take any action before paying off all the principal and interest of the loan under the Contract or providing the repayment plan and guarantee approved by the Lender:

(1) Sell, donate, lease, lend, transfer, mortgage, pledge or otherwise dispose of all or most of the assets or material assets;

(2) Make significant changes to the management system or property right organization form, including but not limited to the implementation of contracting, leasing, joint venture, corporate system transformation, joint-stock cooperative system transformation, enterprise sale, acquisition (merger), joint venture (cooperation), division, establishment of subsidiaries, equity transfer, property right transfer and capital reduction.

(3) Foreign investment or increased debt financing exceeds the agreed limit.

▲▲ 8.6 The Borrower shall notify the Lender in writing within 7 days from the date when the following events occur or may occur:

(1) The Borrower or its related parties amend the articles of association, change the industrial and commercial registration items such as the name, legal representative (principal), domicile, mailing address or business scope of the enterprise, and make decisions that have a significant impact on finance and personnel;

(2) The Borrower, its related party or guarantor intends to file for bankruptcy or may or has been filed for bankruptcy by the creditor;

(3) The Borrower or its related parties are involved in major litigation, arbitration and administrative measures, or the main assets or collateral under the Contract have been subject to property preservation or other compulsory measures, or the safety and integrity of the main assets or collateral under the Contract has been or may be affected or the value is reduced or may be reduced;

(4) The Borrower or its related parties provides guarantees to third parties, which materially adversely affect its economic, financial situation or ability to fulfill its obligations under the Contract;

(5) The Borrower or its related parties signs Contracts that have a significant impact on its operation and financial situation;

(6) The Borrower pays off the unexpired debts in advance or gives priority to paying off other maturing debts, adds mortgage, pledge and other form of guarantees for other existing debts, or makes any arrangement with similar effect or signs relevant documents;

(7) The Borrower, its related parties or guarantor stops production, go out of business, dissolve, suspend business for rectification,have its business license revoked or withdrawn;

(8) The Borrower or its related parties, the major investors of the Borrower or its related parties, the legal representative (principal), directors or key management personnel of the Borrower or its related parties are missing, involving violations of laws and regulations or applicable exchange rules or abnormal changes;

(9) Serious difficulties occur in the operation of the Borrower or its related parties, or the financial situation deteriorates, or other events have a negative impact on the operation, financial situation or solvency or economic situation of the Borrower or its related parties;

(10) Related party transactions occur, and the transaction amount is up to or exceeds 10% of the recently audited net assets;

(11) Before paying off all debts under the Contract, the Borrower becomes or may become a shareholder of the guarantor or an “Actual Controller” as defined in the Company Law;

(12) The Borrower or its related parties cause liability accidents or are exposed by the media due to violation of laws and regulations, regulatory requirements, national policies or industry standards;

(13) Safety or environmental protection accidents occur to the Borrower or its related parties;

(14) The control or controlled relationship between the Borrower’s related parties and the Borrower changes;

(15) Significant equity changes have occurred to the Borrower or its related parties;

(16) The audit opinion issued by the Borrower’s external auditor on its financial statements is not a standard unqualified one;

(17) The Borrower has been or may be under investigation, punishment or other similar measures of competent authorities for violating laws, regulations and/or regulatory requirements;

(18) The Borrower or its related parties are included in the sanctions list of the United Nations, the European Union or the United States, and the list of risks related to terrorism and anti-money laundering issued by Chinese Government Departments or Competent Authorities; or their countries and regions are included in the list of sanctioned countries and regions such as the United Nations, the European Union or the United States;

(19) Other major adverse events affecting the solvency of the Borrower or its related parties occur.

▲▲ 8.7 In case of any change in the guarantee under the Contract which is not conducive to the creditor’s rights of the Lender, the Borrower shall promptly provide other guarantees approved by the Lender according to the requirements of the Lender.

The term “Change” as mentioned in the paragraph includes but is not limited to: merger, division, suspension of production, suspension of business, dissolution, suspension of business for rectification, revocation, revocation of business license, application or application for bankruptcy of the guarantor; significant changes in the operation or financial status of the guarantor; the guarantor is involved in major litigation, arbitration, administrative measures or property preservation or other compulsory measures have been taken for major assets; the safety and integrity of the collateral is or may be affected; the value of collateral is reduced or may be reduced or compulsory measures such as property preservation such as seizure are taken; the guarantor or its legal representative (principal) or key management personnel are involved in violations of laws and regulations or applicable exchange rules; if the guarantor is an individual, the guarantor is missing or dead (declaration of death); the guarantor breaches the contract under the Guarantee Contract; there are disputes between the guarantor and the Borrower; the guarantor requests to terminate the Guarantee Contract; the Guarantee Contract is not effective or invalid or revoked; the real right for security is not established or invalid; or other events affecting the safety of the Lender’s creditor’s rights.

▲▲ 8.8 The Borrower promises that from the Contract’s signing date to the settlement of all loan principal and interest and related expenses under the Contract, the Borrower’s financial indicators, external agency rating, and production and operation qualification/license always conform to the Contract. Where the production and operation qualification/license needs an annual examination, it shall pass the annual examination on time.

8.9 The Borrower guarantees that the Borrower and its employees and agents will not provide, give, ask for or accept any form of material benefits (including but not limited to cash, physical cards and travel) or other non-material benefits to the Lender or its employees in any form except as agreed in the Contract, do not use the funds or services provided by the Lender in any form, directly or indirectly, for activities related to corruption or bribery. Where the Borrower knows any violation of the Agreement, it shall provide clues and relevant information to the Lender in a timely, truthful, complete and accurate manner and cooperate with relevant matters according to the requirements of the Lender.

▲▲ Article 9 Adjustment of Credit, Early Maturity of Loan and Risk Repricing

9.1 Any of the following events shall be deemed as an “Early Expiration Event” of the Contract:

(1) The Borrower fails to repay the loan principal or pay interest as specified in any Credit Use Application under the Contract;

(2) The statements and warranties made by the Borrower under the Contract are untrue;

(3) Any of the notifiable events listed in Article 8.6 actually occurs and affects or may affect the security of the Lender’s creditor’s rights;

(4) Due to the change of laws, regulations and regulatory policies, the loan issued by the Lender according to the Agreement in the Contract constitutes or may constitute violation of Laws and Rules;

(5) When the Borrower performs other Contracts concluded with the Lender or Contracts concluded with a third party, there is a breach of contract or the debt may or has been declared to be due ahead of schedule;

(6) The Borrower violates other stipulations in the Contract.

9.2 When any “Early Maturity Event” occurs, the Lender has the right to take one, more or all of the following measures:

(1) Reduce, suspend or cancel the credit under the Contract;

(2) Stop releasing loans that have not been drawn by the Borrower;

(3) Stop paying for loans that have been drawn by the Borrower but have not yet been used;

(4) The Borrower is required to negotiate with the Lender for supplementary loan issuance and payment conditions within a limited time;

(5) The Borrower is required to change the payment method according to the requirements of the Lender;

(6) Carry out risk repricing of loans as agreed in Article 9.3;

(7) Unilaterally declare that all the loan principal released under the Contract is due ahead of schedule, and the Borrower is required to immediately repay all the loan principal due and settle the interest.

9.3 According to the production and operation of the Borrower at the time of signing the Contract, both parties have determined the interest rate agreed in the Contract and its adjustment after negotiation. The Borrower agrees that in case of any “Early Maturity Event”, the Lender has the right to implement the risk repricing of the Loan as agreed in the Article.

9.3.1 Risk repricing includes negotiation repricing and direct increase of loan interest rate. The risk repricing method adopted in the Contract is agreed by both parties in Article 21.

9.3.2 “Negotiated repricing” means that the Lender has the right to require the Borrower to negotiate with the Lender to raise the loan interest rate within a limited time, and both parties determine the “Repricing Date” and the specific agreement of relevant interest rates by means of signing Supplementary Agreement.

9.3.3 “Direct increase of loan interest rate” means that the Lender has the right to directly increase the loan interest rate as agreed in the Article and Article 21.

9.3.3.1 From the “Repricing Date” notified by the Lender in writing to the Borrower, the increased loan interest rate shall be implemented for all outstanding loans of the Borrower as of the “Repricing Date”.

9.3.3.2 Where the loan currency is RMB, on the basis of the applicable LPR value on the “Repricing Date”, the loan interest rate after each loan is raised shall be determined according to the plus (minus) point value agreed in Article 21.

Take “Repricing Date” as T day, and the applicable LPR value on T day is the latest published Loan Prime Rate (LPR) value before T day.

9.3.3.3 Where the loan currency is foreign currency, the increased loan interest rate shall be determined according to Article 21.

9.3.4 After the Lender implements the risk repricing according to the aforesaid Agreement, the new interest rate shall be implemented from the “Repricing Date”. On the basis of the interest rate, it is still subject to floating adjustment as agreed in Article 3 of the Contract. If both parties agree to change the relevant Agreement through negotiation, it shall be implemented according to the Changed Agreement. In case of loan overdue (including the Borrower’s failure to repay the loan on time or the Lender’s announcement of early maturity) or misappropriation, the penalty interest rate of overdue and misappropriation shall be determined on the basis of the new interest rate (including the floating and adjusted interest rate as agreed in the Contract), and the interest rate for calculating compound interest shall be adjusted accordingly.

9.3.5 The execution of “Risk Repricing” shall not be deemed or construed as a waiver of the Lender’s other rights as stipulated by laws and regulations and agreed in the Contract. The Lender has the right to take other creditor’s rights protection measures according to laws and regulations and the Agreement in the Contract, including but not limited to the measures agreed in Article 9.2.

▲▲ Article 10 Default

10.1 Where the Borrower fails to repay the loan principal in full and on time, pay interest or use the loan for the purpose agreed in the Contract, the Lender shall collect interest according to the penalty interest rate of overdue loan or misappropriated loan and compound interest on the unpaid interest payable. Where the penalty interest rate is adjusted according to the Contract, the interest rate for calculating compound interest shall be adjusted accordingly.

10.2 Where the Borrower fails to repay the loan principal and pay interest in full and on time, it shall bear the reminder fees, legal fees (or arbitration fees), preservation fees, announcement fees, execution fees, attorney fees, travel expenses and other expenses paid by the Lender to realize the creditor’s rights.

▲▲ Article 11 Deduction Agreement

11.1 When the Borrower authorizes the loan principal, interest, penalty interest, compound interest or other expenses due and payable, the Lender has the right to deduct the funds in any account opened by the Borrower in all Branches of Bank of Communications Co., Ltd. for settlement.

11.2 After deduction, the Lender shall notify the Borrower of the account number, Contract number, Credit Use Application, deduction amount and remaining debt amount involved in the deduction.

11.3 Where the deducted proceeds are insufficient to pay off all debts of the Borrower, the debt amount to be paid off and offset shall be determined according to the Agreement in the Contract.

11.4 Where the deducted proceeds are inconsistent with the currency of the debts to be offset, they shall be converted into the amount of the debts to be offset according to the exchange rate announced by Bank of Communications Co., Ltd. at the time of deduction. Where it is necessary to handle the formalities of settlement and sale of foreign exchange or currency exchange, the Borrower shall be obligated to assist the Lender in handling the formalities as required by the Lender, and the exchange rate risk shall be borne by the Borrower.

▲▲ Article 12 Notices

12.1 The contact information (including mailing address, telephone number and fax number) filled in by the Borrower in the Contract is true and valid. In case of any change of contact information, the Borrower shall immediately post/send the change information in writing to the mailing address filled in by the Lender in the Contract. Such changes in information shall become effective upon receipt by the Lender of the Notice of Change.

12.2 Unless otherwise expressly agreed in the Contract, the Lender shall have the right to notify the Borrower by any of the following means. The Lender shall have the right to choose such notification as it deems appropriate and shall not be liable for transmission errors, omissions or delays in postal, facsimile, telephone or any other communication system. If the Lender also chooses multiple notification methods, the one that arrives at the Borrower quickly shall prevail. Where the Lender issues more than one notice to the Borrower on the same matter and the contents of the notice are different, unless otherwise expressly stated in the notice, the later notice shall prevail.

(1) The announcement shall be deemed as the delivery date on which the Lender issues the announcement on its website, online banking, telephone banking or business outlets;

(2) Delivery by hand, the date when the Borrower signs for it shall be regarded as the delivery date;

(3) Postal delivery (including express mail, ordinary mail and registered mail) to the Borrower’s mailing address as recently known to the Lender shall be deemed as delivered on the the 3rd day (intra-city)/5th day (cross-city) after the mailing date;

(4) Delivery by fax, mobile phone text message or other electronic means of communication to the Borrower’s latest known fax number, mobile phone number or e-mail address designated by the Borrower shall be deemed as the delivery date. The aforementioned delivery shall be deemed as effective when the relevant information enters the server terminal of the service provider, instead when it is actually displayed at the customer’s terminal.

12.3 The Borrower agrees that unless the Lender receives the written notice of the Borrower about the change of contact information, the contact information filled in by the Borrower in the Contract is the address where the court serves judicial documents and other written documents to the Borrower. The above-mentioned service address shall be applicable to all judicial procedures including but not limited to mediation in advance, first instance, second instance, retrial and bankruptcy, and execution procedures in civil litigation. If the Borrower responds to the lawsuit and directly submits the confirmation of service address to the court, and the confirmed address is inconsistent with the contact information recently known by the Lender, the court has the right to serve according to the address on the confirmation of service address.

The Court shall serve on the Borrower any (legal) document, including judgment, ruling and conciliation. The Court shall have the right to do so by any means of communication agreed in Article 12.2. The court shall have the right to choose such means of communication as it thinks proper and shall not be liable for transmission errors, omissions or delays in postal, facsimile, telephone, telex or any other communication system. Where the court also chooses multiple communication modes, the one that arrives at the Borrower quickly shall prevail.

12.4 This clause is an independent dispute settlement one in the Contract and shall survive if the Contract is invalid, revoked or terminated.

▲▲ Article 13 Information Disclosure and Confidentiality

13.1 For the undisclosed information and materials obtained and known by the Borrower during the signing and performance of the Contract, the use of relevant information and materials by the Lender shall not violate laws, regulations and regulatory requirements, and shall bear the responsibility of confidentiality according to law and shall not disclose such information and materials to third parties, except for the following circumstances:

(1) Disclosure required by applicable laws and regulations;

(2) Disclosure required by the judicial department or regulatory agency according to law;

(3) When the Borrower fails to repay the loan principal and/or pay interest in full and on time, the Lender shall disclose to the Lender’s external professional consultant and allow the Lender’s external professional consultant to use it on the basis of confidentiality in order to realize the creditor’s rights under the Contract;

(4) The Borrower agrees or authorizes the Lender to make disclosure.

13.2 The Borrower confirms that it has signed the Authorization Letter for Credit Information Inquiry and Provision. The Lender shall inquire, use and keep the credit information of the Borrower within the scope specified in the Authorization Letter.

13.3 Except as provided in Articles 13.1 and 13.2 of the Contract, the Borrower further agrees that Bank of Communications Co., Ltd. may use or disclose his/her information and materials under the following circumstances, including but not limited to the Borrower’s basic information, credit transaction information, bad information and other relevant information and materials, and is willing to bear all the consequences arising therefrom:

Disclose to and allow the use of such information and materials on the basis of confidentiality by outsourcing institutions, third-party service providers, other financial institutions and other institutions or individuals deemed necessary by the Lender, including but not limited to other branches of Bank of Communications Co., Ltd., Or a subsidiary wholly or partially owned by Bank of Communications Co., Ltd. for the following purposes: ① To carry out bank credit business or bank credit related business, such as promoting the credit business of Bank of Communications Co., Ltd., collecting the arrears of the Lender, transferring the Creditor’s rights of bank credit business, etc.; ② Providing or possibly providing new products or services or providing further services for the Lender to the Borrower.

Regardless this Article 13.3 is applicable or not, the agreement of both parties in Article 24 of the Contract shall prevail.

Article 14 Application of Law and Dispute Resolution

The Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan). Disputes under the Contract shall be brought to the court with jurisdiction in the place where the Lender is located, unless otherwise agreed in the Contract. During the dispute, the parties shall continue to perform the terms not involved in the dispute.

Article 15 Effectiveness and Composition of the Contract

15.1 The Contract shall come into effect after being signed (or sealed) by the legal representative (principal) or authorized representative of the Borrower and affixed with the official seal, and signed (or sealed) by the principal or authorized representative of the Lender and affixed with the special seal for Contract.

15.2 The Credit Use Application and other relevant documents and materials signed when using the credit under the Contract shall be an integral part of the Contract.

15. 3 Credit Use Application is a supplement to the Contract. Unless otherwise agreed in the Credit Use Application, the rights and obligations between the Borrower and the Lender and related matters shall still be implemented as agreed in the Contract.

Article 16 Specific Contents of the Credit

16.1 Credit currency: RMB; amount (in words): RMB ten million only; which is available for ☐ RMB_____________ ☐ _____________ (foreign currency). The credit belongs to ☐ revolving credit ☐ one-time credit (which can be used multiple times) ☐ one-time credit (which can only be used once).

16.2 Use of credit: used for main business and related operating expenses.

16.3 The credit period is from MM/DD/YY to MM/DD/YY.

Article 17 Interest Rate Agreement

Where the loan currency is foreign currency, the relevant agreements on the determination of interest rate, the adjustment of interest rate and the penalty interest rate for overdue and misappropriated loans are as follows:

Article 18 Account Agreement

18.1 The Borrower designates the following account as a lending account, which is ☐ or is not ☐ a special loan releasing account opened by the Borrower with the Lender. Unless otherwise specified in the Credit Use Application, the items agreed by both parties in the Credit Use Application shall prevail.

Account name: United Time Technology Co., Ltd.____________________________________________

Account No.: 443066333013003785800____________________________________________________________

Bank of deposit: Bank of Communications Shenzhen OCT Branch_______________________________________

18.2 Designated by the Borrower:_________________________________________________________________

(1) The repayment account is

Account name: United Time Technology Co., Ltd.____________________________________________

Account No.: 443066333013003785800____________________________________________________________

Bank of deposit: Bank of Communications Shenzhen OCT Branch_______________________________________

(2) The fund withdrawal account is________________________________________________________________

Account name:________________________________________________________________________________

Account No.: _________________________________________________________________________________

Bank of deposit:_______________________________________________________________________________

Article 19 Specific Agreement on Loan Release, Payment and Repayment

19.1 The term of each loan drawn under the Contract shall not be longer than ________☐ month ☐ day, and the maturity date of all loans shall not be later than MM/DD/YY.

19.2 The independent payment limit under the Contract is RMB_____

19.3 Where one of the following conditions is met, the Lender shall be authorized to pay:

19.4 Where the Borrower pays in an active way, the Borrower shall report the payment of loan funds to the Lender within _____ days after the loan is released.

Article 20 Financial Restrictions, External Agency Ratings and Production and Operation Qualifications/Licenses

20.1 The Borrower’s foreign investment limit is RMB_______________; and the increased debt financing limit is RMB _______________.

20.2 The Contractual Agreement on the Borrower’s financial indicators:

(1) ______________________________________________________________

(2) ______________________________________________________________

(3) ______________________________________________________________

20.3 Specific Agreement on rating of external institutions:

(1) ______________________________________________________________

(2) ______________________________________________________________

20.4 Specific Agreement on the Borrower’s Production and Operation Qualification/License:

(1) ______________________________________________________________

(2) ______________________________________________________________

▲▲ Article 21 Specific Agreement on Risk Repricing

21.1 In the Contract, the risk repricing method of _____ is applied: (1) negotiated repricing; (2) raise the loan interest rate directly.

21.2 Where the method of “directly raising loan interest rate” is applied:

21.2.1 Where the loan currency is RMB, the value of the increased interest rate plus (minus) points is: ☐ -no plus or minus points ☐ plus ___ percentage points ☐ minus __ percentage points. Where there is another Agreement on a certain loan, the value of interest rate plus (minus) points after the increase of the loan shall be subject to the records in the Credit Use Application.

21.2.2 Where the loan currency is foreign currency, the increased loan interest rate is__________.

Article 22 Contact Information

The contact information of the Borrower for receiving the notification agreed in Article 12 includes:

Mailing address: 7/F, Block A, Building 5, Software Industry Base, Nanshan District, Shenzhen______________

Recipient: Bao Minfei_________________________________________________________________________

Zip Code: 518000__________ Tel.: 13805729242______________________________________

Fax: _____________________ Mobile phone number: __________________________________

E-mail address:______________________________________________________________________________

Article 23 Number of Originals of Contract

This contract is made in _____ originals, with each party and guarantor (if any) holding ______ copies.

Article 24 Miscellaneous

24.1 Both parties agree that the Contract is ☐ applicable ☐ not applicable to Article 13.3.

24.2 If the Borrower returns the shareholder’s loan and pays dividends before the principal and interest are paid off, it shall inform the Lender in writing;

24.3 Whether loans can be made under the credit line shall be decided by the Lender according to the requirements of credit scale control;

24.4 During the line of credit period, if the Borrower’s equity is pledged to the outside world, it must inform the Lender in writing. Otherwise, the Lender has the right to announce that the amount is mature ahead of schedule;

24.5 During the line of credit period, the Borrower shall notify the Lender in writing of any new external guarantee or pledge of accounts receivable

Otherwise, the Lender has the right to announce the early expiration of the credit;

24.6 During the line of credit period, if the Borrower fails to use the loan funds according to the approved purposes, the Lender has the right to announce that the loan is mature ahead of schedule;

24.7 The Lender will provide legal and compliant VAT invoices according to laws, regulations and relevant regulations, and the specific time and method will be determined by both parties through separate negotiation.

Borrower: United Time Technology Co., Ltd. ______________

Legal representative(person-in-charge):____________________________

Legal address: F2.64D-403, Tianzhan Building, Tian’an Chegongmiao, Xiangmi Lake, Futian District, Shenzhen

Lender: Bank of Communications Co., Ltd. Shenzhen Branch (Sub-branch)

Person in charge: Tang Ling___________________________________

Mailing address: Century Place, No. 3018, Shennan Middle Road, Futian District, Shenzhen

The Borrower has read through all the terms of the Contract, and the Lender has made a detailed explanation at the request of the Borrower. The Borrower has no doubt and objection to any of the contents, and understands the meaning and legal consequences of the terms of the Contract, especially the terms marked with▲▲when signing the Contract.

(This page is a signature page for the Working Capital Loan Contract, without text below)

Borrower (official seal)	Lender (special seal for contract)

United Time Technology Co., Ltd. (Seal)	Bank of Communications, Shenzhen Branch (Seal)

Legal representative (person in charge) or authorized representative	Person in charge or authorized representative

(Signature or seal)	(signature or seal)

/s/Jinjie Liu

Bao Minfei (Seal)

Signature date: July 14, 2021	Signature date: July 14, 2021